EXHIBIT 23(a)


                              CONSENT OF KPMG LLP
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Cornerstone Financial Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Cornerstone Financial Corporation of our report dated March 30, 2009, relating to the consolidated statements of financial condition of Cornerstone Financial Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended, which report appears in the December 31, 2008 Annual Report on Form 10-K of Cornerstone Financial Corporation.




/s/ KPMG LLP


Philadelphia, Pennsylvania
March 30, 2009